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                                                                       EXHIBIT 1


                              ACCRUE SOFTWARE, INC.

                        1999 DIRECTORS' STOCK OPTION PLAN

                          NOTICE OF STOCK OPTION GRANT




Robert M. Smelick
c/o  Sterling Payot Company
65 Cloudview Rd.
Sausalito, CA 94965

      You have been granted an option to purchase Common Stock of Accrue Software, Inc. (the "Company") as follows:

      Date of Grant                                         August 31, 2000

      Vesting Commencement Date                             August 31, 2000

      Exercise Price per Share                              $21.313

      Total Number of Shares Granted                        5,000

      Total Exercise Price                                  $106,565.00

      Expiration Date                                       August 30, 2010

      Vesting Schedule: This Option may be exercised, in whole or in part, in accordance with the following schedule and the Acceleration of Vesting Schedule set forth below: 1/48th of the total number of Shares subject to the Option shall vest on the 31st of each month thereafter.

      Acceleration of Vesting Schedule: In the event Optionee's Continuous Status as a Director is terminated without Cause in connection with or within three (3) months following a Change of Control, an additional 25% of the Shares subject to the Option shall vest. Notwithstanding the foregoing, in no event shall Optionee be entitled to exercise a number of shares under this Option in excess of the Total Number of Shares Granted set forth above.
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      Definitions:

            For purposes of this Agreement, "Change of Control" shall have the meaning set forth in Section 2(b) of the 1999 Directors' Stock Option Plan.

            For purposes of this Agreement, "Cause" for Optionee's termination of Continuous Status as a Director will exist at any time after the happening of one or more of the following events:

                  (a) Optionee's willful misconduct or gross negligence in
            performance of his duties hereunder;

                  (b) Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony; or

                  (c) Optionee's incurable material breach of any element of the
            Company's Confidential Information and Invention Assignment Agreement, including without limitation, Optionee's theft or other misappropriation of the Company's proprietary information.

Termination Period: This Option may be exercised for 90 days after termination of Optionee's Continuous Status as a Director, or such longer period as may be applicable upon death or Disability of Optionee as provided in the Plan, but in no event later than the Expiration Date as provided above.

      By your signature and the signature of the Company's representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 1999 Directors' Stock Option Plan and the Nonstatutory Stock Option Agreement, all of which are attached and made a part of this document.

OPTIONEE:                               ACCRUE SOFTWARE, INC.



                                        By:
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Signature

                                        Title:
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